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                                                                     EXHIBIT 5.1



                               PERKINS COIE LLP

         1201 THIRD AVENUE, 40TH FLOOR, SEATTLE, WASHINGTON 98101-3099
                TELEPHONE: 206 583-8888 FACSIMILE: 206 583-8500



                              September 25, 1998


ProCyte Corporation
8511 - 154th Avenue N.E., Building A
Redmond, WA 98052

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended ("the Act"), which you are filing with the Securities and Exchange Commission with respect to 734,715 shares of Common Stock, $.01 par value (the "Shares"), which may be issued as follows: 184,715 shares pursuant to the ProCyte Corporation 1998 Nonemployee Director Stock Plan and 550,000 shares pursuant to the ProCyte Corporation 1996 Stock Option Plan (the "Plans"). We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

        Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plans have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such Shares and the sale thereof by the Company in accordance with the terms of the Plans, and the receipt of consideration therefor in accordance with the terms of the Plans, such Shares will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                              Very truly yours,


                              /s/ PERKINS COIE LLP